[NAME]

MARCH 15, 2021
PERFORMANCE UNITS
AWARD LETTER

(35% Enhanced 2021 Award)
Protective Life Corporation has awarded you:
_______ Performance Units
Award Period: January 1, 2021 – December 31, 2023
Date of Grant: March 15, 2021

These Performance Units were awarded pursuant to the Protective Life Corporation Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions contained in the 2021 Performance Units Award Provisions (“Provisions”), as set forth in Appendix A to this Award Letter, and the Plan. The Plan and the Provisions contain terms and conditions regarding the payment of these Performance Units, termination of employment, tax withholding, non-solicitation of Company employees and customers, regulatory compliance, and other matters, and I encourage you to read the Provisions carefully.

Please retain these documents in your personal records.

/s/ RICHARD J. BIELEN

Richard J. Bielen
President and Chief Executive Officer of
Protective Life Corporation